Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-11 of our report dated May 13, 2004, relating to the financial statements of CTF Acquisition Hotels, which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCooopers LLP

McLean, Virginia

September 9, 2005